UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 16, 2005

NII HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-32421	91-1671412
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10700 Parkridge Boulevard, Suite 600
Reston, Virginia	20191
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 390-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     ☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

2004 Incentive Awards

     On March 16, 2005, the Compensation Committee of the Board of Directors of NII Holdings, Inc. (the “Company”) awarded annual cash incentive bonuses to the Company’s Chief Executive Officer and the Company’s other four most highly compensated executive officers in 2004 (the “named executive officers”). The awards were made by the Compensation Committee pursuant to the 2004 Incentive Compensation Plan (the “Plan”), which was approved by the stockholders of the Company at the 2004 Annual Meeting of Stockholders.

     The following table sets forth the cash bonuses awarded to the named executive officers who will be included in the Company’s 2005 proxy statement:

Executive Officer	2004 Cash Bonuses

Stephen M. Shindler Chief Executive Officer	$484,000

Lodewick van Gemert President and Chief Operating Officer	$247,500

Byron R. Siliezar Vice President and Chief Financial Officer	$221,100

Jose Felipe President, Nextel Cono Sur	$186,875

Robert J. Gilker Vice President and General Counsel	$207,900

2005 Bonus Plan

     On February 16, 2005, the Compensation Committee established the performance criteria and goals for executive officers with respect to cash bonus awards to be paid under the Plan for achievements relating to the Company’s performance for the 2005 fiscal year (the “2005 Bonus Plan”). The criteria relating to the Company’s performance for 2005 are (i) operating cash flow of the Company and its consolidated subsidiaries, (ii) consolidated net subscriber additions and (iii) operating expense targets. Each of the performance criteria is weighted, including a discretionary component based on individual performance factors. The minimum achievement required to qualify for a bonus is 80% of the specified target goals under the 2005 Bonus Plan. The maximum payout of a bonus will be based on achievement of 120% of the specified target goals under the 2005 Bonus Plan. All awards under the 2005 Bonus Plan are expected to be paid in cash in the first quarter of 2006.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NII HOLDINGS, INC.

Date: March 18, 2005	By:	/s/ Robert J. Gilker Robert J. Gilker Vice President and General Counsel